Exhibit 10.1
AGREEMENT OF SOFTWARE DEVELOPMENT
This Agreement (the “Agreement”) is made and entered effective as of May 10, 2006 (“Effective Date”)
BY AND BETWEEN
Elitecore Technologies Limited, an Indian Company, located at 904, Silicon Tower, Behind pariseema Building, off C.G.Road, Ahmedabad — 380006 (hereinafter referred to as “Elitecore”) of One Part;
AND
Verso Technologies, Inc., a Minnesota corporation, located at 400 Galleria Parkway, Suite 200, Atlanta, Georgia-30339 (hereinafter referred to as “Varso”) of the Other Part;
Elitecore and Verso are hereinafter individually referred as Party and collectively as “Parties”.
WHEREAS:
Elitecore is an Ahmedabad based leading provider of Convergent Billing, Provisioning and Customer Acquisition Solutions and Internet Management Solutions. Elitecore’s main products include Cyberoam-Unified Threat Management, JlSP-Convergent Billing Framework Software and 24online-Bandwidth management Software
Verso is an Atlanta, USA based Company that provides IP networking and soft switch solutions to service providers and communication carriers across the world.
Verso intends to outsource software development pertaining to their present or future products in India and approached Elitecore for the same. Elitecore has also shown its willingness to accept software development work from Verso as per their requirements.
Both the Parties have agreed to enter into this Agreement to define the various terms and conditions under which Elitecore shall provide its work to Verso.
NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereto agree as follows:
The above preamble shall form an integral part of this Agreement.
1	Due Diligences:
1.1.	The Parties confirm that each has “upfront” given all “information” requested by the other to evaluate this Agreement.

1.2.	The Signatories to this agreement from both parties are authorized to sign on behalf of the respective parties and confirm that their authorization will not be questioned at any point of time.
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2.	Scope of the Agreement:
2.1.	Verso hereby appoints Elitecore and Elitecore hereby accepts such appointment to provide software development work to Verso as set for in this Agreement. All expenditures undertaken by Elitecore for the account or expense of Verso shall be borne and payable by Verso provided the same are authorized in writing in a work order signed by an authorized representative of Verso and approved by the signature of an authorized representative of Elitecore (a “Work Order”). Elitecore understands that it will be authorized to incur costs or expenses on Verso’s account only as authorized in a Work Order or a duly signed amendment to a Work Order. For purposes of this Section 2.1, the following officers of Verso are authorized to sign a Work Order for amounts in excess of $5,000: Chief Operating Officer, Chief Financial Officer, and Senior Vice President of Softswitch Development.

2.2.	Verso may periodically issue Work Orders to Elitecore to authorize Elitecore to appoint personnel to perform services for Verso. In each such Work Order, Verso shall specify the skills, qualifications and training required for the individuals to be supplied by Elitecore and the dates by which such personnel are needed. Elitecore shall be responsible for securing and appointing dedicated personnel to Verso who meet the criteria specified by Verso in the Work Order on the agreed dates.

2.3.	Work Orders will also be issued by Verso when needed to authorize Elitecore to undertake the following on Verso projects: (i) purchase equipment, software and other materials; (ii) incur training, travel or other expenses; (iii) install equipment at Elitecore’s facility; or (iv) incur such other expenses as may be authorized by Verso.

2.4.	Generally, a Work Order should contain the minimum man months to be appointed and retained if the Work Order is for personnel; a list of documents and hardware and equipment to be provided by Verso and by Elitecore (if any); and a description of other items, services or expenses that Verso is authorizing Elitecore to acquire, obtain or incur under the Work Order. Within one week after Elitecore receives a Work Order or amended Work Order from Verso, Elitecore will either accept the Work Order by signing in the space provided or will notify Verso of any issues It has with the Work Order. Verso and Elitecore will work together to resolve any issues with a Work Order as expeditiously as possible. When signed by both Parties, a Work Order shall be deemed to be a part of this Agreement and a binding obligation between the Parties to perform as provided therein.

2.5.	Elitecore agrees to maintain a dedicated Research and Software Development center at Ahmedabad, India (the “Development Center”) with developers dedicated to Verso as specified in the relevant Work Orders. Elitecore and Verso shall each provide the equipment, software, facilities and materials at the Development Center as assigned to each of them under approved Work Orders.

2.6.	Verso shall also submit to Elitecore a project plan for each project that Verso wishes Elitecore to perform under this Agreement (a “Project Plan”). The Project Plan shall include the nature and scope of the work assigned (which may include development, enhancements, product modifications, quality assurance and so on), any product road map and system requirements specifications associated with the project, the Elitecore Verso-dedicated personnel to be assigned to the project, the deliverables and delivery
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schedule for the deliverables, an acceptance test plan and acceptance criteria for the work, and any other specifications, requirements or instructions associated with the project. Within one week after Elitecore receives a Project Plan from Verso, Elitecore will either accept the Project Plan by signing in the space provided or will notify Verso of any issues it has with the Project Plan. Verso and Elitecore will work together to resolve any issues with a Project Plan as expeditiously as possible. When signed by both Parties, a Project Plan shall be deemed to be a part of this Agreement and a binding obligation between the Parties to perform as provided therein.

2.7.	If there is any change in a Project Plan by Verso, Verso shall submit an amended Project Plan to Elitecore. Within one week after Elitecore receives an amended Project Plan from Verso, Elitecore will either accept the amendment by signing in the space provided or ,will notify Verso of any Issues it has with the amendment. Verso and Elitecore will work together to resolve any issues with the amendment as expeditiously as possible.

2.8.	If the number of Verso-dedicated human resources falls short of the required Man months for projects assigned by Verso under Project Plans or for any other reason any additional resource is required, Elitecore shall inform Verso immediately. Verso and Elitecore will jointly determine whether to add resources by agreeing to an additional Work Order and/or to adjust the time line of one or more projects by amending the corresponding Project Plan(s).

2.9.	Verso may down size the resources supplied by Elitecore under Work Orders by giving three months notice. The resources affected will continue to work on Verso projects during the three month notice period, provided that if Verso makes personnel eligible for reassignment, Elitecore will assign such personnel to non-Verso projects matching their skills to the extent that Elitecore has openings for such personnel. Upon assignment of such personnel to non-Verso projects, Verso will have no further responsibility to pay for such personnel. If the personnel are not reassigned, Verso’s obligation to pay for such personnel shall end three months after notice was given to down size.

2.10.	Verso may request an increase in the size of the dedicated staff by issuing a new or amended Work Order and Elitecore will work diligently to obtain qualified resources to accomplish the increase as quickly as possible but in no event shall such increase take more than 90 days unless Verso specifies a longer time period for the increase.

2.11.	Both parties shall lay down the reporting system for efficient and smooth operation.

2.12.	All employees assigned to work for Verso by Elitecore assigned to work for Verso by Elitecore under this Agreement will remain employees of Elitecore. Verso does not accept any responsibility whatsoever for these employees including, without limitation, income tax and social security tax, unemployment insurance and taxes, unemployment compensation, worker’s compensation, retirement benefits, health and / or life insurance, pensions, annuities, or other employment related benefits, including like benefits now or hereafter imposed by law or by collective bargaining agreements. Elitecore shall comply with all applicable laws and regulations including but not limited to relevant Contract Labour regulations while hiring and staffing employees. Elitecore shall defend, indemnify and hold Verso harmless from and
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against all costs, claims, demands, expenses (including all legal fees) and liabilities of whatsoever nature howsoever arising out of or in connection with (i) any failiure, directly or indirectly of Elitecore to make the payments referred to in this paragraph in a timely manner; and (ii) any claim or demand made by or on behalf of any former or current employee of Elitecore.
3.	Verso covenants:
3.1.	Verso will provide the equipment to Elitecore where such responsibility has been assigned to Verso in a Work Order at zero cost to Elitecore. Elitecore will also be authorized to purchase equipment for Verso as provided by Verso in a Work Order. The equipment purchased for or provided by Verso shall be installed at the Development Center. Verso will also fund the setup cost and equipment costs such as developer machines, UPS and racks as provided in a Work Order. All equipment and software provided by Verso or purchased by Elitecore at Verso’s expense shall remain Verso’s property and shall be used by Elitecore only to perform work for Verso. Elitecore agrees to provide Verso with a quote for insurance coverage for the Verso equipment to cover loss from theft and casualty in an amount specified by Verso. If Verso agrees to accept the quoted coverage, Elitecore shall purchase the coverage and Verso will reimburse Elitecore for the quoted cost. Elitecore will maintain the insurance coverage in effect until Verso requests otherwise. Elitecore will include additional Verso-owned equipment to the coverage as it is acquired at Verso’s expense.

3.2.	All the charges incurred during the import of equipment supplied by Verso, including transportation, insurance and applicable custom duties, if any, shall be borne by Verso. Elitecore shall use its best efforts within legally available means to minimize customs duties and to obtain refunds of custom duties whenever available. Elitecore shall promptly pass any refunds received from such duties to Verso.

3.3.	Verso shall pay for any specialized training as specified in a Work Order that is required to enable the resources hired to perform the work under this Agreement.

3.4.	During the term of this Agreement, all the expenses, including but not limited to traveling and accommodation charges, shall be solely borne by Verso whenever any of its employees visit India.

3.5.	Verso shall reimburse Elitecore for the costs incurred by Elitecore to maintain, repair, and replace Verso-owned equipment. Verso shall be responsible for normal wear and tear to Verso-owned equipment and shall also be responsible for break down and/or damages to the equipment. Verso shall bear the cost of replacement of equipments in case of normal wear and tear, break down and damage to the equipment except to the extent coverage by the insurance coverage referenced in Section 3.1 Notwithstanding the above, Elitecore will require that personnel follow the same standards of care with respect to Verso-owned equipment as it applies to its own equipment, which in no event shall be less than reasonable care. Elitecore will notify Verso in writing and will obtain a Work Order before incurring any costs or expenses on Verso’s behalf under this Section 3.5.
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4.	Elitecore covenants
4.1.	Elitecore will recruit and retain the required number of human resources in the Development Center with the required skills and qualifications as specified in the Work Orders. Elitecore will notify Verso immediately if any Verso-dedicated personnel terminate or intend to terminate their employment. Elitecore will replace such personnel with a qualified replacement unless otherwise instructed by Verso as quickly as possible but not to exceed three months from the time Elitecore learns of the vacancy.

4.2.	Elitecore shall take reasonable precautions which shall be at least as much as the precautions it takes to hire resources for its own work in recruiting the resources for the performing the tasks as required under this Agreement. Elitecore will promptly notify Verso of any and all performance, behavior or other issues regarding the personnel so that Verso may determine whether any action should be taken. If Verso notifies Elitecore that a resource assigned to a Verso project is not satisfactory and should be removed, Elitecore will proceed as follows: (a) if the resource is to be removed due to a malicious or unethical act, the person will be dismissed by Elitecore as soon as possible under India law; (b) if the resource is to be removed due to poor performance, the person will be dismissed within one month after the request by Verso, and (c) if Verso requests removal of a resource for any other reason, the resource will be dismissed within three months after the request by Verso. Elitecore will replace the personnel with a qualified replacement as quickly as possible but not to exceed three months from the time Elitecore learns of the upcoming vacancy. If requested by Verso, the personnel designated for removal by Verso will not continue to work on Verso projects during the notice period.

4.3.	Elitecore shall provide the necessary assistance if required by verso’s personnel during their arrival in India and their subsequent stay in India during the term of this Agreement. Elitecore shall allow Verso personnel to inspect and supervise the performance of work under the Work Orders at Verso’s discretion. Elitecore shall provide Verso personnel with access to the Development Center during all business hours.

4.4.	Upon termination of the Agreement, Elitecore shall return all the equipment and software provided by Verso at Verso’s cost. Elitecore will package and ship the equipment and software as directed by Verso, subject to applicable custom requirements.

4.5.	Elitecore will use diligent efforts to purchase and acquire equipment, goods, and services on behalf of Verso at competitive and reasonable prices. Elitecore will not exceed any price or spending limitations set forth in any Work Order unless Verso gives its prior written approval. Elitecore will also require all employees assigned to Verso to work an average of 40 hours per week and 50 weeks per year.

4.6.	Where any hardware, software or other equipment furnished by Verso to Elitecore is software or hardware or equipment belonging to any third party (“Third Party Material”), Elitecore shall comply with the relevant third party licenses or terms of usage governing the use of, such Third Party Material. Elitecore shall maintain the
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Development Center and all of Elitecore’s equipment in good and working condition throughout the term of this Agreement and shall make all such repairs and provide all such replacements as are necessary for the same. The cost of such repairs and replacements for equipments owned by Verso shall be reimbursed by Verso to Elitecore.
4.7.	Elitecore represents and warrants that:
(i) it will carry out its obligations under this Agreement with the utmost promptness, diligence and efficiency, in accordance with schedules agreed upon in Work Orders or Project Plans, and in accordance with best industry practice and in compliance with applicable laws and regulations;
(ii) all software and work product produced by Elitecore personnel in connection with this Agreement will be the original work of the employees assigned to work under the Work Orders;
(iii) Verso’s use and operation of the developed software, documentation and other work product produced by Elitecore personnel in connection with this Agreement and any third party’s use of such materials will not infringe the intellectual properly rights of any third party;
(iv) Elitecore will not knowingly insert or install in any work product produced for Verso any virus, trojan horse, bug or other computer program that will or may destroy, alter or corrupt data or cause damage to files or other computer programs; and
(v) all software will function in all material respects in accordance with the specifications and requirements set out in the relevant Work Order and the Project Plan. Verso agrees that Elitecore will not be responsible for failing to meet the requirements of a Work Order or Project Plan to the extent the failure was directly caused by Verso’s failure to discharge its responsibilities on a timely basis.
5.	Commercial terms
5.1.	For providing the services under this Agreement, Elitecore shall charge the rates for personnel in US dollars as agreed in the applicable Work Order. Elitecore agrees that the first 19 resources under this Agreement will be charged at an average annual rate of $36,500 for the first year. However, the first 15 resources will be charged at the average rate of $40,250 and the other 4 will be charged at a lower rate to make the average of $36,500 for all 19 resources.

5.2.	Elitecore may increase the price schedule for personnel set forth in a Work Order upon 90 days prior notice to Verso. Elitecore may increase the price schedule only to the extent required to cover pay increases to the personnel required due to reasonable market conditions. Elitecore will promptly provide Verso with documentation of any pay increase if requested by Verso.

5.3.	Verso shall reimburse all capital expenditure as well as recurring expenses such custom duty, clearing charges, Octroi etc. as provided in Work Orders. Verso shall also pay one time set up & maintenance expenses immediately on signing of the agreement as provided in the applicable Work Order.
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5.4.	Within ten days after a Work Order is signed by both parties authorizing the hiring of personnel for Verso, Verso shall pay the first 1.5 months of scheduled fee payments for the personnel specified under the Work Order. Elitecore will invoice Verso under each such Work Order on a monthly basis at the end of each month based on the actual number of personnel that were available for work for that month: For personnel-related charges, Elitecore shall provide the name of each person and the amount being charged for each person during the billing period. For non-personnel related charges, Elitecore shall provide Verso with bills, vouchers, and other documentary evidence of costs and expenses with each invoice. Verso will pay these invoices five days after the invoice is received by Verso. At the end of the Work Order, Elitecore will credit Verso for the 1.5 months paid in advance and offset the credit against amounts owed on the Work Order. However, Verso shall pay in advance the amount of 1.5 months of scheduled fee payment with Elitecore throughout the execution of the Work Orders to the extent they cover personnel.

5.5.	During the term of this Agreement, all reasonable expenses, including but not limited to traveling, accommodation charges etc. incurred by Elitecore’s authorized personnel for visiting Verso’s offices shall be borne by Verso on an actual basis. Elitecore shall receive advance written approval before sending personnel on such trips, including approval of an estimate of the expenses for each trip. Elitecore shall use reasonable diligence to minimize such expenses. Elitecore shall submit receipts and other documentation of such expenses to Verso with any statement that it submits. Elitecore personnel shall also be entitled for per diem charges amounting US$100 per day during his stay which shall be payable by Verso.

5.6.	Verso shall make all payments required to be made under this Agreement through wire Transfer to Elitecore’s account in USD. Payments are due thirty days after the date of the properly documented invoice, unless otherwise provided under Section 5.3 or in a Work Order.

5.7.	To the extent Elitecore is required by law to collect taxes or levies on the amounts paid by Verso under this Agreement (not including taxes or levies on the income or profits of Elitecore), the full amount thereof shall be added to the invoices and shall be borne by Verso. To the best of Elitecore’s knowledge, there are not taxes or levies applicable to payments by Verso as of the date of this Agreement if any new tax or levy is imposed during the term of this Agreement that is applicable to payment by Verso, Elitecore shall notify Verso in writing of such tax or levy and the amount to be charged as soon as Elitecore learns of the tax or levy. Verso will be responsible for payment of such future tax or levy when it is imposed if such tax or levy is applicable to payment by Verso.

5.8.	Elitecore shall keep current, complete and accurate written records regarding all purchases, acquisitions, and other expenses and charges that are or will be billed to Verso under this Agreement. Elitecore shall provide such information to Verso within 15 days after Verso’s written request. Upon 15 days’ prior written notice, Verso and/or its representatives may inspect original copies of such records at Elitecore’s premises during normal business hours. Verso agrees to abide by any reasonable security procedures imposed by Elitecore regarding such review of records, and will use information obtained in connection with these records only for the purpose of verifying
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the information supplied and the sums payable under this Agreement and Elitecore’s compliance with the terms of this Agreement.

5.9.	Elitecore and Verso understand and agree that deliverables produced by Elitecore personnel under this Agreement by Elitecore will be subject to final testing and acceptance by Verso as provided in the acceptance test plans included in the respective Project Plans. Each Project Plan will also include acceptance criteria for the deliverables under the Project Plan. If a deliverable or other work fails to meet the acceptance criteria established In the Project Plan, Verso will notify Elitecore of the same. Elitecore agrees to promptly remedy such failures. Elitecore further agrees that it will take such measures and will implement such processed as are needed to assure that failures of this nature do not recur.
6.	Confidentiality and Non-Compete:

Confidential Information shall mean all information of a proprietary or confidential nature in any form disclosed by one party to the other party prior to or during the term of this Agreement. Without limiting the foregoing, Elitecore agrees that all of the following shall be deemed to be Confidential Information of Verso: Work Orders, Project Plans and other reports and documentation issued under this Agreement; Verso business and financial information and data; Verso product development plans and timelines; Verso product specifications and information; source code, object code, design documents, flow charts, test results, performance, and other documentation related to Verso products; Verso customer information, specifications or data; and any other data or information labeled or identified as confidential or proprietary information at the time it is disclosed by Verso.
6.1.	Disclosure of Confidential Information: Each Party shall
6.1.1.	use the same care to prevent disclosure of the Confidential Information of the other Party to third parties as it employs to avoid disclosure, publication, or dissemination of its own information of a similar nature, but in no event less than a reasonable standard of care;

6.1.2.	require its employees, contractors and other personnel to comply with the provisions of this Article 6;

6.1.3.	use the Confidential Information of the other Party solely for the purpose of performing its obligations under this Agreement;

6.1.4.	not acquire any right in or assert any lien against Confidential Information of the other Party; and

6.1.5.	promptly return, or provide a copy of, as the requesting Party directs, Confidential Information upon the request of the other Party.

6.1.6	Notwithstanding the foregoing, each Party may disclose Confidential Information of the other Party to its employees, agents, and consultants who have both; (i) a need to know such Confidential Information in order to perform their duties; and (ii) a legal duty to protect the Confidential Information. A Party receiving Confidential
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Information of the other Party assumes full responsibility for the acts or omissions of consultants and employees with respect to such Confidential Information.
6.2.	Required Disclosure

Either Party may disclose Confidential Information to the extent required by law or by order of a court or governmental agency; provided, however, that the recipient of such Confidential Information shall give the owner of such Confidential Information prompt notice and shall use its best efforts to cooperate with the owner of such Confidential Information if the owner wishes to obtain a protective order or otherwise protect the confidentiality of such Confidential Information. The owner of such Confidential Information reserves the right to obtain a protective order or otherwise protect the confidentiality of such Confidential Information. Further, either party may disclose the terms of this Agreement to the extent required to enforce its terms or the rights of such Party.

6.3.	Notification

In the event of any disclosure or loss of Confidential Information, the receiving Party shall immediately notify the disclosing Party.

6.4.	Injunctive Relief

Each Party acknowledges that any breach of any provision of this Clause 6 by either Party, or its personnel or consultants, will cause immediate and irreparable injury to the other Party, and in the event of such breach, the injured Party shall be entitled to injunctive relief, without bond or other security, and to any and all other remedies available at law or in equity.

6.5.	Return of Confidential Information

Unless it is expressly authorized by this Agreement to retain the other Party’s confidential Information, a Party shall promptly return or destroy, at the other Party’s option and request, the other Party’s Confidential Information and all copies thereof, and shall certify to the other Party that it no longer has in its possession or under its control any Confidential Information in any form whatsoever, or any copy thereof.

6.6.	Non-Competition

During the term of this Agreement and for a period of one year after any termination or expiration of this Agreement, Elitecore agrees that it shall not, directly or indirectly, solely or in conjunction with others (a) develop Telecom Softswitch products that compete in the market with Verso’s softswitch products; or (b) accept or perform software development work on telecom softswitch products that compete in the market with Verso’s softswitch products from any of the following companies (including any affiliates, subsidiaries, companies controlled by or under common control with the following): Cisco Systems, Inc., Nortel Networks, Ltd., Motorola, Inc., Siemens AG, Alcatel, Sonus Networks, Inc., Lucent Technologies, Inc., Huwaei Technologies, VocalTec Communications Ltd., Veraz Networks, Inc., Nuera Communications, Inc., Voiceware Systems Corporation, iSoftel Ltd., Mera Systems,
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Inc., MetaSwitch; division of Data Connection Limited, Sylantro Systems Corp., BroadSoft, Inc. and SysMaster Corporation. Elitecore acknowledges and agrees that the restrictions contained in this Section 6.6 are reasonable in duration and scope and are necessary to protect the legitimate business interests of Verso, including its trade secrets, intellectual property and proprietary and confidential Information.
7.	Title:
7.1.	Ownership of Software:

The software products developed by Elitecore for Verso are and shall remain at all times the sole and exclusive property of the Verso. Elitecore shall have no right, title or interest therein.

7.2.	Ownership of Documentation:

All rights, titles and interests in and to the documentation of software shall be the sole and exclusive property of the Verso. Elitecore shall have no right, title or interest therein.

7.3	Assignment of Rights

Elitecore hereby assigns and grants, and will assign and grant, to Verso the ownership of (including the right to reproduce, use or disclose for any purpose) any and all work product produced by Elitecore and its personnel under this Agreement, including without limitation, any reports, computer software or programs, or any other writings, technical information or work product, and including all intellectual property rights therein (the “Work Product”).

Elitecore agrees to advise Verso, in detail and in writing, of each invention that Elitecore alone or with others, makes or conceives in the course of performing under this Agreement. Elitecore will without further consideration other than payment of the amounts provided in this Agreement assign (and does hereby assign) to Verso or to its nominee all rights, title and interest in each such invention, Elitecore also agrees, whether during or after the term of this Agreement, to execute, acknowledge and deliver such assignments, affidavits and other instruments prepared by Verso or its nominee, and to obtain other things as will assist Verso or its nominee to obtain patents or copyrights on each such invention in any and all countries. The expenses for which Verso shall be obligated to reimburse Elitecore for this assignment shall be limited to mailing charges and notary fees and to such payment to others that Verso has given Elitecore prior written authorization to make.

Elitecore shall ensure that all Elitecore personnel providing services and developing Work Product for Verso under this Agreement have unconditionally assigned all intellectual property rights and ownership rights in such services and Work Product to Verso. All such Elitecore personnel Verso shall sign prior to commencing such work written agreements in the form attached hereto as Annexure A. Elitecore shall deliver such written agreements to Verso after they have been signed by the personnel. Elitecore agrees to cooperate with Verso with regard to enforcement of such agreements, including providing Verso with information that Elitecore obtains needed to enforce the agreements.
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Elitecore agrees that it shall not challenge or dispute Verso’s rights to or ownership of any Work Product.
8.	Intellectual Property Rights:
8.1.	Use of Trade names and Trademarks:
Either party shall not apply/register/use directly or indirectly any of the trademarks, which are so similar to the trademark of the other party as likely to cause deception or confusion during the term or after the termination of this Agreement without prior written consent of the other party.

8.2.	Each party recognizes the intellectual property rights in respect of patent, trademark or copyright etc. of any products of the other party. Neither party shall use, assign or otherwise appropriate such rights at any time without the prior written consent of the other party. However, either party may use logo, trade name etc. of other party with prior written consent of the other party.
9.	Indemnification and Disclaimer:
9.1.	Elitecore shall indemnify, defend, and hold harmless Verso from and against any claim by any third party and any and all loss, liability, damages, costs, and expenses, including reasonable attorney’s fees sustained or incurred by Verso as a direct result of any misrepresentation by Elitecore in this Agreement or any breach or default by Elitecore with respect to any warranty, promise, agreement, duty, or obligation of Elitecore contained in this Agreement.

9.2.	Verso shall indemnify, defend, and hold harmless the Elitecore from and against any claim by any third party and any and all loss, liability, damages, costs, and expenses, including reasonable attorney’s fees, sustained or incurred by Elitecore as a direct result of any misrepresentation by Verso in this Agreement or any breach or default by Verso with respect to any warranty, promise, agreement, duty, or obligation of Verso contained in this Agreement.

9.3.	IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST INCOME OR LOST REVENUE. EACH PARTY’S AGGREGATE CUMULATIVE LIABILITY HEREUNDER FOR ALL DIRECT DAMAGES ARISING UNDER OR RELATING TO THIS AGREEMENT NOTWITHSTANDING THE FORM (e.g., CONTRACT, TORT, OR OTHERWISE) IN WHICH ANY ACTION IS BROUGHT, SHALL BE LIMITED TO THE AGGREGATE AMOUNT PAID BY VERSO TO ELITECORE UNDER THIS AGREEMENT. HOWEVER, THE LIMITATIONS ON LIABILITY AND EXCLUSION OF DAMAGES OF THIS SECTION 9.3 SHALL NOT APPLY TO A PARTY’S BREACH OF SECTIONS 6, 7 AND 8 OF THIS AGREEMENT.

9.4.	EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO EXPRESS WARRANTIES BY EITHER PARTY. THERE ARE NO IMPLIED WARRANTIES OR CONDITIONS, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE
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10.	Term and Termination of Agreement:
10.1.	This Agreement shall become effective on the Effective Date and shall be valid for a period of two years. The parties may renew the Agreement for a further period of one year on the same or varied terms as agreed in writing by mutual consent.

10.2.	Both the parties also agree and confirm that neither party shall be entitled to terminate the said Agreement within first 12 months from the effective date except as provided herein. After the expiry of 12 months from the effective date, either party may terminate this Agreement by providing six month’s written notice to other party. Notwithstanding the above, a party may terminate this Agreement upon thirty days prior written notice to the other party if the notified party is in breach of a material term of this Agreement and fails to cure such breach during the 30 days notice period.

10.3.	Termination will not affect any rights or obligations of either party, which may have accrued prior to the date of termination of this Agreement.

10.4	Upon termination or expiration of this Agreement, (a) each party will immediately cease using the Confidential Information of the other party, shall return all such Confidential Information to the other party to the extent possible, and shall destroy all other Confidential Information of the other party in its possession or control; (b) Elitecore will deliver all Work Product and work in process to Verso and will not retain any copies or other evidence or derivates of such Work Product or work in process; (c) Elitecore will package and ship all Verso owned property to Verso as provided in this Agreement; and (d) Verso will pay invoices rendered by Elitecore as provided in this Agreement, except to the extent Verso disputes such invoices in good faith.

10.5	The following provisions shall survive the termination of expiration of this Agreement: Sections 4.4, 10.3, 10.4, 10.5, 12.1 and 12.6 and Articles 6, 7, 8, 9, and 11.
11.	GOVERNING LAWS AND JURISDICTION:
11.1.	This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of England with the exception of its conflicts of laws provisions and shall be subject to the exclusive jurisdiction and venue of the courts of London, England.

11.2.	Both the parties agree that they will first attempt to resolve any dispute or difference which may arise by negotiation and within the framework of normally accepted business practices like meeting, communication, understanding, discussion etc. In cases where the dispute can not be resolved or where expedited actions are required, disputes will be subject to the provisions of Section 11.1.
12.	GENERAL:
12.1.	The parties hereto expressly understand and agree that each party is an independent contractor in the performance of each and every part of this Agreement, and each is solely responsible for all of its employees and agents and its labor costs
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and expenses arising in connection therewith. Elitecore is in no manner associated with or otherwise connected with the actual performance of this Agreement on the part of the Verso, nor with Verso’s employment of other persons or incurring of other expenses.

12.2.	Neither the Agreement nor the rights granted hereunder are assignable or transferable by either party without the prior written consent of the other and any attempt to do so shall be void. The request shall not be withheld unreasonably.

12.3.	Neither party will be liable for any failure or delay in the performance of its obligations under this Agreement to the extent that such failure or delay arises from any circumstances beyond its control, including any acts of nature, strikes, lockouts, labour disputes, new and unanticipated legislation or government regulations, malfunction or breakdown of, or accident to plant, machinery or other facilities, failure of, or hindrance to, transportation, or the failure of, or shortage in, any existing or contemplated sources of supply where such failure or delay continues for a continuous period exceeding one month, the party not experiencing such failure or delay may terminate this Agreement without penalty by written notice (force majeure situations).

12.4.	Any notice, approval or consent required or permitted hereunder shall be in writing and must be made to the addresses mentioned at the head of this Agreement.

12.5.	No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any partial exercise of any right or power hereunder will operate as a waiver thereof, nor will any partial exercise of any right or power hereunder preclude further exercise.

12.6.	If any provision of this Agreement shall be adjudged by any court of competent jurisdiction or pursuant to change in any law or regulations, to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

12.7.	Any waivers or amendments shall be effective only if made in writing. This Agreement is the complete and exclusive statement of the manual understanding of the parties and supersedes and cancels all previous written and oral Agreements and communications relating to the subject matter of this Agreement.

12.8.	This Agreement is an agreement between the Parties, and confers no rights upon any of the Parties’ employees, agents, or contractors or upon any other person, partnership, or entity.

12.9.	Each Party shall pay all expenses paid or incurred by it in connection with the planning, negotiation, and consummation of this Agreement.
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12.10.	Either party shall not employ without prior written consent of the other party directly or indirectly or through anyone else either part time or fulltime, with or without remuneration or on honorary basis any person who is an existing employee of other party or has resigned during the term of this agreement or thereafter during the period of this agreement as well as two years thereafter.

12.11.	The official communication language between the Parties will be English.

12.12.	This Agreement is executed in English in two original sets and when both parties have executed this agreement, one original set each remains with Elitecore and Verso respectively.

12.13.	Each party agrees that it will not publicly disclose the existence of this Agreement or its relationship with the other party without the other party’s prior written consent, except in cases where the disclosing party is required by law to make the disclosure. Each party will have the right to prior approval of any public announcement or disclosure by the other party of this Agreement or its relationship with the other party under this Agreement, except in cases where such disclosure is required by law and the approval has not been received after reasonable efforts by the disclosing party.

12.14.	Any notices or other communications required or permitted under this Agreement or by law to be served or given to either Party by the other Party shall be in writing and shall be deemed duly served and given when personally delivered to the Party to whom it is directed, or in lieu of personal service, (i) on the same day of transmission by confirmed facsimile; (ii) seven (7) days after deposit in the mail, first class air mail postage prepaid; or (iii) two (2) business days after being sent by express courier, addressed to the respective addresses set forth on the signature page to this Agreement or such updated addresses as the parties may indicate in writing from time to time.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement through their duly authorised representatives as of the Effective Date.

For Elitecore Technologies Limited	For Verso Technologies, Inc.
Signature: /s/ Rakesh Mistry	Signature: /s/ Larry Schwartz

Name: Rakesh Mistry	Name: Larry Schwartz

Title: VP (Accounts & Finance)	Title: Vice President — legal

In the presence of	In the presence of
Signature:	Signature:

Name:	Name:
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Annexure A
CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY AGREEMENT
(ELITECORE)
     This Agreement (“Agreement”) is entered into by and between the undersigned individual (“Sub Contractor”) and Verso Technologies, Inc. (“the Company,” a term which includes the Company’s affiliates, successors and assigns).
     Sub Contractor has been retained by Elitecore Technologies Ltd. (“Elitecore”) to work on projects assigned by the Company to Elitecore. The Company is compensating Elitecore for certain costs and expenses incurred by Elitecore in connection with performing such work for the Company, including the compensation paid by Elitecore to Sub Contractor. Elitecore has agreed to obtain this Agreement from Sub Contractor in partial consideration for such payments. In partial consideration for Sub Contractor’s employment by Elitecore and the compensation paid to Sub Contractor in such capacity, and for other valuable consideration Sub Contractor acknowledges it has received, the undersigned parties agree as follows:
     1.1 Employment. Sub Contractor acknowledges that his/her signature on this Agreement is a condition to Elitecore’s hiring Sub Contractor and assigning Sub Contractor to perform work on projects for the Company or related to the Company’s business. Sub Contractor acknowledges and agrees that he/she is an employee of Elitecore and is not an employee or contractor of the Company. Sub Contractor shall look only to Elitecore for payment of all compensation, benefits, and other attributes of the employee-employer relationship.
     2.1 Confidential Information Defined. Confidential Information means information which is (a) treated by the Company as confidential or proprietary and which has not been made generally available to the public or to competitors of Company (other than by a breach of this Agreement by Sub Contractor), and (b) received or developed by Sub Contractor in the course of his/her employment with Elitecore while working on Projects assigned by the Company. Confidential Information shall include information in any form or medium on the Company’s products and equipment; computer software, computer programs, listings, codes, flowcharts, printouts, source codes, object code, documentation, data and digitized information; the Company’s pricing and marketing strategies and characteristics, fees, profit margins, methods of operation and sales; sources of supplies; leads or customer information such as names, contact persons, customer needs and requirements, contract renewal dates for existing or prospective customers; the Company’s reports, business documents, information relating to research, development, management, purchasing, accounting, engineering, marketing, merchandising and/or selling, including sales aids, price books and lists, manuals, notebooks, and customer lists; the Company’s copyrighted and copyrightable materials; the reports and work product generated by Sub Contractor for Verso; and/or any other such Confidential Information or trade secrets relating to the Company’s business.
     3.1 Protectable Interest. Sub Contractor acknowledges that in the course of performing work on projects for the Company or related to the Company’s business as an employee of Elitecore, Sub Contractor will have access to and obtain knowledge of Confidential Information and/or trade secrets of the Company.
     4.1 Duty of Confidentiality. Sub Contractor acknowledges that Confidential Information, trade secrets and the protectable interest referenced in Section 3.1 are worthy of protection and are the property of the Company, and that the covenants contained in this Agreement are a reasonable means to protect such interests. Accordingly, Sub Contractor agrees that during Sub Contractor’s employment with Elitecore on projects for the Company or related to the Company’s business and for a period of two (2) years following the termination of that employment, Sub Contractor shall not divulge, disclose, distribute, or make
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use of any Confidential Information or trade secrets of the Company, directly or indirectly, personally or on behalf of any other person, business, corporation, or entity without prior written consent of the Company except for the purpose of performing work as an employee of Elitecore on projects for the Company. Sub Contractor shall not reproduce Confidential Information or trade secrets of the Company except as reasonably necessary for performing work as an employee of Elitecore on projects for the Company. This Agreement is not intended to and does not limit in any way the rights and remedies provided to the Company under common or statutory law.
     5.1 Assignment of Work Product. Sub Contractor hereby assigns and grants, and will assign and grant, to the Company all right, title, interest and ownership (including all intellectual property rights and the right to reproduce, use or disclose for any purpose) in and to any and all Confidential information, trade secrets, copyrightable works and other work product produced by Sub Contractor (including without limitation, any reports, computer software or programs, writings, or technical information made or prepared by Sub Contractor), alone or with others, in the course of Sub Contractor’s employment with Elitecore on projects for the Company or related to the Company’s business. .
     6.1 Assignment of Inventions. Sub Contractor agrees to advise Elitecore, in detail of each invention that Sub Contractor, alone or with others, makes or conceives during the term of Sub Contractor’s employment with Elitecore on projects for the Company or related to the Company’s business. Sub Contractor will, without further consideration other than reimbursement of expenses to the extent hereinafter provided, assign (and does hereby assign) to the Company or to its nominee all rights, title and interest in each such invention that, in whole or in part, that relates to or pertains to the work performed for the Company or the Company’s business during such term. Sub Contractor also agrees, whether during or after the term of employment with Elitecore, to execute, acknowledge and deliver such assignments, affidavits and other instruments prepared by the Company or its nominee, and to obtain other things as will assist the Company or its nominee to obtain patents or copyrights on each such invention in any and all countries. The expenses for which the Company or its nominee shall be obligated to reimburse Sub Contractor shall be limited to mailing charges and notary fees and to such payment to others that the Company or its nominee has given Sub Contractor prior written authorization to make.
     7.1 Injunctive Relief. Both Sub Contractor and the Company agree that any breach of the restrictive covenants contained in this Agreement will result in irreparable harm to the Company and its business, and that the Company shall be entitled to an injunction, both preliminary and final, enforcing said covenants in the event of any breach, or threatened breach by Sub Contractor, in addition to any other damages or remedies available to the Company at law or in equity. The provisions of this Agreement survive any termination of Sub Contractor’s employment by Elitecore.
     8.1 Construction of Agreement. If any covenants or clauses of this Agreement shall be found unenforceable, such covenants or clauses shall be severed and the remaining covenants and clauses enforced in accordance with the tenor of the Agreement. In the event a court should determine not to enforce a covenant as written due to overbreadth, the parties specifically agree that said covenant shall be enforced to the extent reasonable, whether said revisions be in time, territory, or scope of prohibited activities.
     9.1 Legal Expenses. Sub Contractor agrees that the Company shall be entitled to recover its reasonable attorneys’ fees, costs and expenses in any action arising from or relating to enforcement of any provision of this Agreement in which the Company prevails on any or all issues presented, including attorneys’ fees, costs and expenses incident to appeal.
     10.1 Entire Agreement. This Agreement represents the entire understanding between Sub Contractor and the Company on the matters addressed herein and may not be modified, changed or altered except in a written amendment signed by a vice president or more senior officer of the Company.
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     11.1 Nonwaiver of Rights. The waiver by the Company of a breach of any provision of this Agreement by Sub Contractor shall not operate or be construed to as a waiver of rights with respect to any subsequent breach by Sub Contractor.
     12.1 Governing Law and Jurisdiction. This Agreement shall be governed by the laws of England, United Kingdom without reference to its conflict of .laws provisions.
     13.1 Signatures on Agreement. This Agreement may be signed in one or more counterparts which together shall constitute one and the same instrument. Signed copies of this Agreement produced by photo copy, facsimile transmission, scanner or any other reliable means of reproduction or transmission shall be treated as originally signed copies of this Agreement.
     14.1 Effective Date. This Agreement shall be effective on the earlier of the date that Sub Contractor commences employment with Elitecore on projects for the Company or related to the Company’s business or the date that Sub Contractor first receives Confidential Information or trade secrets of the Company in anticipation of such employment.
SUB CONTRACTOR

Signature:

Name (printed):

Home Address:

Date of Signature:

COMPANY

By:

Name: Larry Schwartz

Vice President-Legal
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